Exhibit 23.9

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

May 27, 2021

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada, M5X 1A1

Re: Bank of Montreal – Senior Medium-Term Notes, Series G

Ladies and Gentlemen:

Bank of Montreal, a bank organized under the laws of Canada (the “Bank”), has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-3 (File No. 333-237342), for the purpose of registering under the Securities Act of 1933, as amended, among other securities, Senior Debt Securities, including up to $25,000,000,000 aggregate principal amount of the Bank’s Senior Medium-Term Notes, Series G (the “Notes”), to be issued from time to time pursuant to a prospectus supplement dated May 27, 2021 to the prospectus dated April 20, 2020 forming a part of the Registration Statement (the “Prospectus”), and the Indenture, dated as of January 25, 2010 between the Bank and Wells Fargo Bank, National Association, as trustee, as supplemented by the first supplemental indenture thereto, dated as of September 23, 2018, between the Bank and Wells Fargo Bank, National Association, as trustee, and the second supplemental indenture thereto, dated as of May 27, 2021, among the Bank, The Bank of New York Mellon, as trustee with respect to the Notes, and Wells Fargo Bank, National Association.

We hereby consent to any reference to us, in our capacity as special Canadian tax counsel to the Bank, or any opinion of ours delivered in that capacity in a prospectus supplement, product supplement or pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Bank with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Torys LLP